UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 4, 2010

HERE ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52951	N/A
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

2908 – 30 Harrison Garden Blvd, Toronto, Ontario, Canada	M2N 7A9
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (416) 704-0105

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 4, 2010, Simon Au resigned as president, secretary, treasurer and director of our company. Also on March 4, 2010, we received a consent to act from Mark K. Ryun and we appointed Mr. Ryun as president, secretary, treasurer and director of our company.

Since July of 1991, Mr. Mark K. Ryun has been the president and chief executive officer of the Coastal Wood Floors, a full-service hardwood flooring contracting company based in Haleiwa, Hawaii. Over the past 18 years, Mr. Ryun has been a member of the board of directors with the Honolulu Board of Contractors in the State of Hawaii, the National Wood Flooring Association (NWFA), and the Better Business Bureau of Hawaii (BBB).

Since June of 1992, Mr Ryun raced professional motocross for Pflueger Honda, Montgomery Motors, No Fear and Oakley. He competed in Motocross events for ten years. During that time he also was employed as a spokesman and stuntman for the DARE program of Hawaii, helping to educate the public about the harmful effects of drugs and alcohol abuse.

In 2000, Mr Ryun built motocross tracks for Hawaii Motorsports Association, finishing all phases from financially funding the build, designing the course and directing the crew until it was completed.

In 2004/2005, Mr Ryun completed the largest wood flooring project in the Turtle Bay Ocean Villas, located on the North Shore of Oahu in the state of Hawaii.

In 2005/2006, Mr Ryun completed the flooring renovations at the Four Seasons Resort at Manele Bay.

Since 2006 till present, Mr Ryun restored the wood flooring throughout the entire resort at the Four Seasons Resort at Koele Lodge.

Since 2007 till present, Mr Ryun teamed up with Castle & Cook Development on Lanai for the completion of twenty-five custom homes located at the Palms in Waikiki, Hawaii.

Our board of directors consists solely of Mark K. Ryun.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERE ENTERPRISES, INC.

/s/ Mark K. Ryun
Mark K. Ryun
President and Director
Date: March 11, 2010